Exhibit 99

CytRx Reports Second Quarter 2017 Financial Results
LOS ANGELES – August 3, 2017 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the quarter ended June 30, 2017, and provided an overview of recent accomplishments and plans.
"We are very proud of the tireless work undertaken over the past several months to secure a high-value, strategic partnership with NantCell Inc. which charts the best path forward for aldoxorubicin, through both expansion into multiple tumor types beyond soft tissue sarcomas (STS) and innovative combinations with immuno-oncology and cell-based therapies," said Steven A. Kriegsman, CytRx's Chairman and CEO.  "We believe NantCell has the vision and expertise to maximize aldoxorubicin's potential and bring it to the patients and physicians who need it.  Looking ahead for CytRx, we are rapidly expanding our pipeline of ultra-high potency oncology candidates at our laboratory in Freiburg, Germany, using our LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies."
Second Quarter 2017 and Recent Highlights
Entered an Exclusive Global Licensing Agreement and Strategic Investment with NantCell for Aldoxorubicin. Last week, CytRx and NantCell, Inc. (a private subsidiary of NantWorks, LLC) executed a global strategic licensing agreement giving exclusive rights to NantCell to develop and commercialize aldoxorubicin for all indications.  The NantCell team is led by Dr. Patrick Soon-Shiong, who developed, gained regulatory approval under a 505(b)(2) pathway, and commercialized Abraxane®, an albumin-mediated cytotoxic agent which currently grosses approximately $1 billion in annual sales.  Under the terms of the agreement, NantCell purchased $13 million of CytRx common stock at a per share price of $1.10 representing approximately a 92% premium to the current market price.  CytRx is eligible to receive up to an additional $343 million in regulatory and commercial milestones, plus increasing double-digit royalties on sales in aldoxorubicin's lead indication of soft tissue sarcomas, and mid to high single-digit royalties for any additional indications.  CytRx also issued NantCell a warrant to purchase up to 3 million shares of common stock at $1.10 over the next 18 months.
Amended Long-Term Loan Facility.  In conjunction with the NantCell transaction, CytRx amended its long-term loan facility and made a payment of $5 million to the lender upon the closing of the exclusive global license and strategic investment for aldoxorubicin.
Appointed Dr. Shanta Chawla Senior Vice President of Drug Development. In June 2017, CytRx announced the appointment of Shanta Chawla, M.D., as the Senior Vice President of Drug Development. Dr. Chawla has served as Vice President of Clinical Development for three years and will assume the leadership of CytRx's clinical and regulatory functions.
Presented Aldoxorubicin Clinical Trial Data in Patients with Soft Tissue Sarcomas (STS) at the 2017 American Society of Clinical Oncology Annual Meeting (ASCO).  In June 2017, CytRx presented results from its global Phase 3 clinical trial evaluating aldoxorubicin versus investigators' choice in patients with relapsed and refractory STS (n=246) at ASCO 2017.  An oral presentation given by Sant Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center in Santa Monica and principal investigator, described how aldoxorubicin demonstrated median progression-free survival (PFS) of 5.32 months, compared to a median PFS of 2.96 months for investigator's choice therapy, a statistically significant improvement of 2.36 months (p=0.007; hazard ratio (HR)=0.62, 95% CI 0.44-0.88), representing a 38% reduction in the risk of tumor progression.  In patients treated in North America plus Australia (n=312), aldoxorubicin demonstrated a median PFS of 4.21 months, compared to a median PFS of 2.96 months for investigator's choice therapy, a statistically significant improvement of 1.25 months (p=0.023, HR=0.71, 95% CI 0.53-0.96).  In the overall intent to treat (ITT) trial population (n=433), aldoxorubicin performed better than investigator's choice demonstrating a median PFS of 4.11 months, compared to a median PFS of 2.96 months for investigator's choice therapy, narrowly missing statistical significance (p=0.087; HR=0.81, 95% CI 0.64-1.03).  All responses in this study were determined by an independent, blinded central lab assessment of scans.

Presented Aldoxorubicin and Ifosfamide/Mesna Combination Trial Data in Patients with Metastatic or Locally Advanced Sarcomas at ASCO. In June 2017, CytRx presented updated data from its ongoing Phase 1/2 clinical trial combining aldoxorubicin with ifosfamide/mesna in patients with first-line soft tissue sarcomas at ASCO 2017.  Of the 44 evaluable patients as of May 10, 2017, 16 patients (36%) achieved a partial response (PR), 25 patients (57%) achieved SD, with 20 patients (45%) achieving SD for ≥4 months, for an overall disease control rate (DCR) of 82% (PR+SD≥4).  Twenty-two of 44 (50%) patients received at least 6 cycles of aldoxorubicin (>1,300 mg/m2 cumulative doxorubicin equivalent).  As of the data cutoff date, the median PFS had not been reached.
Completed $15 Million Financing.  In May 2017, CytRx closed the sale of 30 million shares of common stock in a public offering at a price of $0.50 per share, resulting in net proceeds of approximately $14.0 million after deducting placement agent's fees and other estimated offering expenses.  Additionally, the Company received approximately $2.8 million from the exercise of warrants resulting in a total raise of $16.8 million in the second quarter.  Subsequent to the end of the second quarter, 6.3 million warrants with a strike price of $0.70 expired on July 19, 2017.
Second Quarter 2017 Financial Results
CytRx reported cash, cash equivalents and short-term investments of $55.0 million as of June 30, 2017. Subsequent to the close of the quarter, CytRx entered into a global strategic licensing agreement for aldoxorubicin with NantCell Inc., and received a strategic investment of $13.0 million.  Concurrent with the closing of the aldoxorubicin license agreement, CytRx amended its existing long-term loan and made a payment of $5 million to the lender.
On May 2, 2017, CytRx completed a public offering of 30 million shares of its common stock at a price of $0.50 per share.  The net proceeds to CytRx from the offering, after deducting placement agent's fees and other estimated offering expenses, were approximately $14.0 million.  In addition, CytRx received $2.8 million in proceeds from the exercise of warrants in the second quarter of 2017.
Net loss for the quarter ended June 30, 2017, was $14.4 million, or $(0.10) per share, compared with a net loss of $18.3 million, or $(0.27) per share, for the quarter ended June 30, 2016, a reduction of $3.9 million.  During the second quarter of 2017, the Company recognized a non-cash loss of $4.3 million on the fair value adjustment of warrant derivative liability related to warrants issued in 2016, compared to a non-cash gain of $0.9 million during the second quarter of 2016 related to now expired warrants.
Research and development (R&D) expenses were $6.2 million for the second quarter of 2017, and included development expenses of $3.7 million for aldoxorubicin, approximately $0.9 million for pre-clinical development of new albumin-binding, ultra-high potency cancer drugs (German lab), and approximately $1.6 million for non-cash expenses and general operation of our clinical programs.  This is a reduction of approximately 50 percent compared to R&D expenses of $12.5 million for the second quarter of 2016.
General and administrative (G&A) expenses were $3.1 million for the second quarter of 2017, compared with $6.1 million for the second quarter of 2016, a reduction of $3 million.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical company specializing in research and clinical development of novel anti-cancer drug candidates that employ linker technologies to enhance the accumulation and release of drug at the tumor.  Aldoxorubicin, CytRx's most advanced drug conjugate, is an improved version of the widely used chemotherapeutic agent doxorubicin and has been out-licensed to NantCell, Inc.  CytRx is also rapidly expanding its pipeline of ultra-high potency oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies.
Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to: the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell Inc. to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell; our ability to develop new ultra-high potency drug candidates based on our LADRTM technology platform; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Media Contact:
   Argot Partners
   Eliza Schleifstein
   (973) 361-1546
    eliza@argotpartners.com
Investor Relations Contact:
Argot Partners
    Michelle Carroll
   (212) 600-1902
   michelle@argotpartners.com

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
 (Unaudited)
	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$54,972,846	$56,959,485
Receivables	47,631	183,703
Prepaid expenses and other current assets	1,782,141	3,434,238
Total current assets	56,802,618	60,577,426
Equipment and furnishings, net	1,323,579	1,959,667
Goodwill	183,780	183,780
Other assets	38,014	48,911
Total assets	$58,347,991	$62,769,784
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities: Accounts payable	$7,080,080	$6,406,445
Accrued expenses and other current liabilities	2,972,082	3,830,498
Warrant liabilities	6,567,080	3,789,391
Term loan, net – current	6,701,040	5,481,656
Total current liabilities	23,320,282	19,507,990

Long term loan, net	15,813,507	18,484,510
Total liabilities	39,133,789	37,992,500
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Preferred Stock, $1,000 stated value, 3,900 shares authorized, 0 and 3,108 outstanding at June 30, 2017 and December 31, 2016	—	3,108,000
Common stock, $0.001 par value, 250,000,000 shares authorized; 153,127,389 shares issued and outstanding at June 30, 2017; 111,322,895 shares issued and outstanding at December 31, 2016	153,126	111,321
Additional paid-in capital	460,329,472	437,423,958
Accumulated deficit	(441,268,396)	(415,865,995)
Total stockholders' equity	19,214,202	24,777,284
Total liabilities and stockholders' equity	$58,347,991	$62,769,784

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
License revenue	$—	$100,000	$—	$100,000

Expenses:
Research and development	6,167,074	12,452,340	12,934,058	20,604,559
General and administrative	3,137,008	6,128,904	6,116,063	10,087,340
	9,304,082	18,581,244	19,050,121	30,691,899

Loss before other income (loss)	(9,304,082)	(18,481,244)	(19,050,121)	(30,591,899)

Other income (loss):
Interest income	90,849	65,436	151,392	127,174
Interest expense	(848,395)	(741,346)	(2,171,110)	(1,158,148)
Other income (loss), net	7,276	(798)	3,504	6,081
Gain (loss) on warrant derivative liabilities	(4,303,945)	877,729	(4,336,066)	693,457

Net loss	$(14,358,297)	$(18,280,223)	$(25,402,401)	$(30,923,335)

Basic and diluted net loss per share	$(0.10)	$(0.27)	$(0.20)	$(0.46)

Basic and diluted weighted-average shares outstanding	139,070,329	67,398,837	126,394,244	66,893,846

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